Exhibit 99.1 Press Release

Company Contact:
Laby Wu, Chief Financial Officer, Director of Investor Relations
Puda Coal, Inc.
Tel:   +86-10-6439-2405
Email: labywu@gmail.com
Web:   http://www.pudacoalinc.com

Investor Relations Contact: Crocker Coulson, President CCG Investor Relations Tel: +1-646-213-1915 Email: crocker.coulson@ccgir.com	Elaine Ketchmere, Partner Tel: +1-310-954-1345 Email: elaine.ketchmere@ccgir.com Web: www.ccgirasia.com

Puda Coal Receives Buy-Out Proposal from Chairman; Investigation Continues

TAIYUAN, SHANXI PROVINCE, China, April 29, 2011 – Puda Coal, Inc. (NYSE AMEX: PUDA) (“Puda Coal” or the “Company) today announced that it received a preliminary non-binding proposal from its Chairman, Mr. Ming Zhao to acquire 100% of the outstanding shares of common stock of the Company in a going private transaction at up to $12 per share in cash.  Mr. Zhao proposed to finance the proposed acquisition with a combination of existing cash on hand and external financing sources.  A copy of Mr. Zhao’s proposal is attached to this press release.

In response to the receipt of the proposal, the Company’s Audit Committee composed solely of independent directors will review and evaluate the proposal and, if appropriate, negotiate its terms, and take any other action in connection therewith.  The Audit Committee has requested detailed information and documentation from Mr. Zhao relating to the proposal, including information pertaining to matters that are subject to the Audit Committee’s previously reported on-going investigation, necessary for the Audit Committee to evaluate the proposal and provide a recommendation to shareholders.

The Audit Committee continues to investigate the allegations raised in a recent article alleging various unauthorized transactions in the shares of a subsidiary company, Shanxi Coal, by Mr. Zhao and intends to provide further information when the investigation is complete.

The Company’s stock has been halted by the New York Stock Exchange since it announced the launch of the independent investigation on April 11, 2011.

FORWARD-LOOKING STATEMENTS

The information contained herein includes forward-looking statements. These statements relate to future events and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

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A copy of Mr. Ming Zhao's proposal letter

7. Process. I believe that the Proposed Acquisition will provide superior value to the Company's stockholders. I recognize that the Board will evaluate the Proposed Acquisition before it can make its determination to endorse it. Given my involvement in the Proposed Acquisition, I recognize that the Proposed Acquisition will be considered by independent members of the Board.

8. No Binding Commitment. This letter constitutes only a preliminary indication of my interest, and does not constitute any binding commitment with respect to the Proposed Acquisition. A binding commitment will result only from the execution of the Definitive Agreements, and then will be on the terms provided in such documentation.

I would like to express my commitment to working together with the Board to bring the Proposed Acquisition to a successful and timely conclusion. Should you have any questions regarding this proposal, please do not hesitate to contact my counsel, Ling Huang or Brian Wheeler of Shearman & Sterling LLP:

Ling Huang
Partner
Shearman & Sterling LLP
T: +8610 5922 8005
F: +8610 6563 6005

Brian Wheeler
Counsel
Shearman & Sterling
T: +813 5251 0106
F: +813 5251 1602

I look forward to hearing from you.

Sincerely,

By____________________
Name: Ming Zhao

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